Portions of this exhibit have been redacted because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.
FUND ADMINISTRATION SERVICING AGREEMENT
THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between HOTCHKIS & WILEY FUNDS, a Delaware statutory trust (the “Trust”)
and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES,
a Wisconsin limited liability company (“Fund Services”).
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended
(the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, Fund Services is, among other things, in the business of providing fund administration services for the benefit of its customers; and
WHEREAS, the Trust desires to retain Fund Services to provide fund administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Appointment of Fund Services as Administrator
The Trust hereby appoints Fund Services as administrator of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.
2.Services and Duties of Fund Services
Fund Services shall provide the following administration services to the Trust with respect to each Fund:
A.General Fund Management:
(1)Act as liaison among Fund service providers.
(2)Supply:
a.Non-investment-related statistical and research data as requested.
(3)Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”)
communications, such as:
a.Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.Prepare reports for the Board of Trustees based on financial and administrative data.

c.Assist with the selection of the independent auditor.
d.If requested by the Trust, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange
Commission (the “SEC”) filings relating thereto.
e.Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.
(4)Audits:
a.For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.For SEC or other regulatory audits, provide requested information to the SEC, other regulatory agencies, or the Trust to assist the audit process.
(5)Pay Fund expenses upon written authorization from the Trust.
(6)Keep the Trust’s governing documents, including its charter, bylaws and minutes, but only to the extent such documents are provided to Fund Services by the Trust or its representatives for safe keeping.
B.Compliance:
(1)Regulatory Compliance:
a.Monitor compliance with the 1940 Act requirements, including:
(i)Calculation of asset and diversification tests on a quarterly basis.
(ii)Calculation of total return and SEC yields.
(iii)Maintenance of books and records under Rule 31a-3.
(iv)Code of ethics requirements under Rule 17j-1 for the disinterested
Trustees, if requested to provide such service by the Trust.
b.After each quarter-end and on a post-trade basis, monitor each Fund's compliance with the policies and investment limitations as set forth in its prospectus (the
“Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC
(“Registration Statement”).
c.Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the
Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’
compliance program as it relates to the Trust, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.
d.In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the
1940 Act (the “Rule”), Fund Services will provide the Trust’s Chief Compliance
Officer with reasonable access to Fund Services’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance
Matter (as defined in the Rule) involving Fund Services that affect or could affect the Trust.
e.Monitor compliance with regulatory exemptive relief (as applicable) for ETFs.
(2)SEC Registration and Reporting:
a.Assist Fund counsel in annual update of the Registration Statement.
b.Prepare and file annual and semiannual shareholder reports and other filings, such as Form N-CEN, Form N-CSR, Form N-Q, Form N-PORT, and Rule 24f-2
notices. As requested by the Fund, prepare and file Form N-PX and Form N-
LIQUID.
c.Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.File fidelity bond under Rule 17g-1.
e.Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.Assist Fund counsel with application for exemptive relief, when applicable
(3)IRS Compliance:
a.Monitor the Fund’s status as a regulated investment company under Subchapter
M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)Diversification requirements on a quarterly basis.
(ii)Qualifying income requirements.
(iii)Distribution requirements.
b.Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.
C.Financial Reporting:
(1)Provide financial data required by the Registration Statement.
(2)Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)Supervise the Fund’s custodian and fund accountants in the maintenance of the
Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, and the declaration and payment of dividends and other distributions to shareholders.
(4)Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.
(5)Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.
(6)Prepare financial statements, which include, without limitation, the following items:
a.Schedule of Investments.

b.Statement of Assets and Liabilities.
c.Statement of Operations.
d.Statement of Changes in Net Assets.
e.Statement of Cash Flows (if applicable).
f.Financial Highlights.
g.Note to Financial Statements.
D.Tax Reporting:
(1)Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.
(2)Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.
(3)Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.
(4)Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested trustees and other qualifying service providers.
(5)Monitor wash sale losses.
(6)Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.
3.License of Data; Warranty; Termination of Rights
A.Fund Services has entered into agreements with various data service providers (each, a
“Data Provider”), including, without limitation, MSCI index data services (“MSCI”),
Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE
to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by Fund Services to each Fund. These Data Providers have required Fund Services to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Fund. The Trust acknowledges and agrees that certain Data
Providers may also require the Trust or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in
Exhibit C shall not have any effect upon the standard of care and liability Fund Services has set forth in Section 6 of this Agreement.
B.The Trust agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in
Section 6 of this Agreement.
C.Fund Services has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.
The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT
Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Trust),
(e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data
(including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).
4.Compensation
Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses set forth in
Exhibit B hereto as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The
Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of
1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of the assets and property of the particular Fund involved.
5.Representations and Warranties
A.The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this
Agreement and to perform its obligations hereunder;
(2)This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(3)It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;
(4)A registration statement under the 1940 Act and, if applicable, the Securities Act of
1933, as amended, will be made effective prior to the effective date of this
Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this
Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and
(5)All records of the Trust provided to Fund Services by the Trust or by a prior service provider of the Trust are accurate and complete and Fund Services is entitled to rely on all such records in the form provided.
B.Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this
Agreement and to perform its obligations hereunder;
(2)This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and
(3)It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
6.Standard of Care; Indemnification; Limitation of Liability

A.Fund Services shall exercise reasonable care in the performance of its duties under this
Agreement. Neither Fund Services nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with
Fund Services’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’
reasonable control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this
Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services and its affiliates and suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services or its affiliates and suppliers may sustain or incur or that may be asserted against Fund
Services or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund
Services by any duly authorized officer of the Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this
Agreement. As used in this paragraph, the term “Fund Services” shall include Fund
Services’ directors, officers and employees.
Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund
Services as a result of Fund Services’ refusal or failure to comply with the terms of this
Agreement, or from Fund Services’ bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.
In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund
Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.
Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.
B.In order that the indemnification provisions contained in this Section 6 shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section 6. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.
C.The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.
D.If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.
E.In conjunction with the tax services provided to the Fund by Fund Services hereunder, Fund
Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in
Fund Services’ administrative capacity. Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.
Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by Fund

Services. Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to a Fund. The tax information provided by Fund Services shall be pertinent to the data and information made available to
Fund Services, and is neither derived from nor construed as tax advice.
7.Data Necessary to Perform Services
The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.
8.Proprietary and Confidential Information
A.Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the
Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where
Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.
Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to
Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.
B.The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of Fund Services, all non-public information relative to Fund Services (including, without limitation, information regarding Fund Services’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by Fund Services, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund Services. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from Fund Services, shall not be subject to this paragraph.
C.Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) Fund Services shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.
9.Records
Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular,
Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records
Fund Services or maintained by Fund Services relating to the services to be performed by Fund
Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.
Notwithstanding the foregoing, Fund Services may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.
10.Compliance with Laws
A.The Trust has and retains primary responsibility for all compliance matters relating to the
Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. Fund Services’ duties hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto. Further, the Trust agrees that, to the best of its knowledge, it complies with any and all applicable local, state, federal, and international data protection laws, and confirms necessary and appropriate consents, disclosures and notices are in place to enable collection and processing of personal data by
Fund Services. Fund Services’ functions hereunder shall not relieve the Trust of its responsibility for assuring such compliance.
B.The Trust shall immediately notify Fund Services if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current
Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.
11.Term of Agreement; Amendment
A.This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this
Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.
B.Subject to Section 12, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.
C.Fund Services may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause Fund
Services or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Funds or the Trust would reflect unfavorably upon Fund Services’ reputation, provided that in such event Fund Services shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.
D.This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.
E.This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the
Trust’s Board of Trustees.
12.Early Termination
In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:
a.all monthly fees through the remaining term of this Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);
b.all fees associated with converting services to successor service provider;
c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
all miscellaneous costs associated with a.-c. above
13.Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund
Services will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by
Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that Fund
Services is obligated under applicable law, regulation, or rule to continue following the termination.
14.Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the
Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.
15.Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of
Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the
State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the
1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.
16.No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
17.Services Not Exclusive
Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.
18.Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
19.Legal-Related Services
Nothing in this Agreement shall be deemed to appoint Fund Services or any of its officers, directors or employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of Fund Services or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Trust acknowledges that employees of
Fund Services and its affiliates who are attorneys do not represent the Trust and rely on outside counsel retained by the Trust to review all services provided by Fund Services and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-
client relationship exists between the Trust and Fund Services (or any employee of Fund Services or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.
20.Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to Fund Services shall be sent to:
U.S. Bank Global Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: GFS Contracts
Email: GFSContracts@usbank.com
Notice to the Trust shall be sent to:
Hotchkis & Wiley Funds
601 South Figueroa Street
39th Floor
Los Angeles, CA 90017
Attn: President
Email: hwadmin@hwcm.com
21.No Third Party Rights
Nothing expressed or referred to in this Agreement will be construed to give any third party
(including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data
Providers as expressly set forth herein.
22.Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
23.Limitation of Liability
The Trust is a Delaware statutory trust organized in series of which the Fund constitutes one such series. Pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust and
Section 3804(a) of the Delaware Statutory Trust Act, there is a limitation on liabilities of each series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund are enforceable against the assets of the Fund only, and not against the assets of the Trust generally or the assets of any other series thereof and (b) none of the debts,

liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the
Trust generally or any other series thereof are enforceable against the assets of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

Hotchkis & Wiley Funds	U.S. Bancorp Fund Services, LLC
By: /s/Anna Marie Lopez	By: /s/Gregory Farley
Name: Anna Marie Lopez	Name: Greg Farley
Title: President	Title: Sr. Vice President
Date: March 13, 2025	Date: 3/13/2025

Appendix A
Administration Services (in addition to the Base Fee)
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
$– per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)
Index Service Fees
•$– per month per fund: Tier 0 for maintenance of data for performance calculations where the client is supplying the Index data
•$– per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg,
S&P, Dow Jones, CBOE, and HFRI Indexes
•$– per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell
•$– per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM
•$– per month per fund additional fee for creation of a blended index, in addition to Tier index fees.
Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fee. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider.
All Data Service charges are subject to change based on cost increases from underlying data providers.
SEC Modernization Requirements
Form N-PORT – $– per year, per Fund
Form N-CEN – $– per year, per Fund
Tailored shareholder reporting - $– per year, per Fund (first class), $– per year for each additional class
Chief Compliance Officer Support Fee
CCO support annual fee of $- per fund complex
This fee includes:
Access to the CCO Portal including business line Critical Procedures, Compliance Controls,
Reporting on Testing of Compliance Controls, Annual U.S. Bank Global Fund Services CCO
Review, SOC1 audits of business lines
Quarterly 38a-1 certifications to the CCO regarding any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company
Act
Quarterly CCO teleconferences and other periodic events and webinars
CCO forums held periodically throughout the year in major cities
Annual client conference which includes CCO roundtable discussions
Note: the CCO Support team does NOT serve as the Fund CCO
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end
Prepare tax footnotes in conjunction with fiscal year-end audit
Prepare Form 1120-RIC federal income tax return and relevant schedules
Prepare Form 8613 and relevant schedules
Prepare Form 1099-MISC Forms
Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing
Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC, Portfolio Composition File (PCF)
management services, SWIFT processing, customized reporting, third-party data provider costs, postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, expenses related to and including travel to and from
Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-
filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Appendix B
OPTIONAL Services for Fund Administration & Portfolio Compliance (provided by U.S.
Bank upon client need and/or request)
Daily Compliance Services
■$ – per fund group per year - Base fee
■Additional fee of $– per fund per year (first fund included in base fee)
SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$–
Full Derivatives User (no OTC derivatives)	$–
Full Derivative User (with - OTC derivatives)	$–
Full Derivative User (with - or more OTC derivatives)	$–
Closed Fund Data Maintenance Fee	$–
*Additional fees may apply from index providers Section
15(c) Reporting
$– per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
•Expense reporting package: - peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
•Performance reporting package: Peer Comparison Report
Additional 15c reporting is subject to additional charges
Data source – Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third-party source and client.
Fees for Special Situation:
Fee will be accessed.
Rule 2a-5 Supplemental Services:

Percentage of individual level 2 instruments held by a Fund	Monthly Fee for Such Fund[1]
5% or less	$–
More than 5% but less than 25%	$–
25% or more	$–
1 NOTE: The Rule 2a-5 Supplemental Services and the associated fees are dependent on comparison prices from
USBGFS’ chosen comparison third-party pricing source. The Fund may choose to perform comparison pricing with a different comparison pricing vendor under an alternative service with different associated costs.

Note: The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to USBGFS’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in USBGFS’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.
Digital Board Materials:
Comprehensive Digital Services

Comprehensive Digital Services
Description	Annual Price1 (USD)
Base Fee	$–
Per User Fee2	$–
Per Separate Committee3 Fee	$–
1 Subject to an annual increase, provided that the annual increase will not exceed -% through October
2025
2 Per user fee applies to all users excluding any USBGFS employee who is not an officer in a
Multiple Series Trust sponsored by USBGFS.
3 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.
Light Digital Offering

Light Digital Offering
Description	Annual Price1 (USD)
Base Fee	$–
1 Subject to annual “CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Optional Tax Services
Additional services excluded from the Base Fee are:
Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) –
$– per year
Additional Capital Gain Dividend Estimates – (First two included in core services) –
$– per additional estimate
State tax returns - (First two included in core services) – $– per additional return
Tax Reporting – C-Corporations Federal Tax Returns
Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards,
and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) –
$–

Prepare Federal and State extensions (If Applicable) – Included in the return fees
Prepare provision estimates – $– Per estimate
State Tax Returns
Prepare state income tax returns for funds and blocker entities – $– per state return
•Sign state income tax returns – $– per state return
•Assist in filing state income tax returns – Included with preparation of returns
•State tax notice consultative support and resolution – $– per fund
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

Exhibit C
Fund Administration Servicing Agreement
REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS
•The Trust shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the
Data Provider.
•The Trust will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities
(e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).
•The Trust will treat the Data as proprietary to the Data Provider. Further, the Trust shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.
•The Trust will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.
•The Trust shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
•The Trust shall assume the entire risk of using the Data and shall agree to hold the Data
Providers harmless from any claims that may arise in connection with any use of the Data by the Trust.
•The Trust acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate Fund Services’ right to receive and/or use the Data.
•The Trust acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and Fund Services with respect to the provision of the
Data, entitled to enforce all provisions of such agreement relating to the Data.
•THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. FUND SERVICES,
ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN
OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO
REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED,
WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE
THEREOF). FUND SERVICES, ITS INFORMATION PROVIDERS AND ANY OTHER
THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF
THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF
ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT,
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
•THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF
THE DATA. IN NO EVENT SHALL FUND SERVICES, ITS INFORMATION
PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING

OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD
PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT
LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR
CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE
INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF
ACTION, EVEN IF FUND SERVICES, ANY OF ITS INFORMATION PROVIDERS, OR
ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR
COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE
ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.